SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 8-K

                           CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  March 31, 1999

                          WASTEMASTERS, INC.
           (Exact name of registrant as specified in its charter)


    Maryland                  0-12914                 52-1507818
(State or other       (Commission File Number)    (I.R.S. Employer
jurisdiction of                                  Identification No.)
incorporation)

                     1117 Perimeter Center West,
                           Suite 500 East,
                      Atlanta, Georgia 30338
            (Address of principal executive offices) (Zip Code)

                          (404) 888-0158
        (Registrant's telephone number, including area code)


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Item 1.     Changes in Control of Registrant.

     Not Applicable.

Item 2.     Acquisition or Disposition of Assets.

     On March 30, 1999, the Registrant completed the sale to J. Marcus Enterprises, Inc. its interest in the following subsidiaries and assets pursuant to a Lease/Purchase Agreement dated January 1, 1999: Wood Management, Inc., a New Jersey corporation; Mini-Max Enterprises, Inc., a New Jersey corporation; Tri-State Waste Disposal, Inc., a New Jersey corporation; Southeastern Research & Recovery, Inc., a South Carolina corporation; Atlantic Coast Demolition & Recycling, Inc., a Pennsylvania corporation (hereinafter, the "Corporations"); and all of the real estate and personal property used by the Registrant in the operation of that landfill in Lisbon, Ohio (hereinafter, the "Landfill"). Under the Lease/Purchase Agreement, the purchase price for the Corporations and the Landfill under was originally payable as follows: $1 million at closing; $2 million one year from closing; $2 million two years from closing; and $2 million three years from closing; provided, however, that the buyer had the option of making the payment due on the first anniversary of closing by delivering $50,000 and 400,000 shares of its restricted common stock; the buyer had the option of making the payment due on the second anniversary of closing by delivering $75,000 and 400,000 shares of its restricted common stock; and the buyer had the option of making the payment due on the third anniversary of closing by delivering $125,000 and 400,000 shares of its restricted common stock.

     As of the date of closing, the Registrant owed the buyer $1,119,213.59, of which $1,000,000 was applied to the amount of the purchase price due at the closing. The buyer prepaid the amount due on the first anniversary after the closing by issuing the Registrant 400,000 shares of common stock and cancelling $50,000 of the indebtedness to the buyer. With respect to the balance due under for the purchase of the Corporations and the Landfill, the buyer executed a note in the principal amount of $4,000,000, of which $2,000,000 is payable on the second anniversary of closing and the remaining $2,000,000 is payable on the third anniversary of closing; provided, that the buyer can satisfy the payment due on the second anniversary of closing by delivering 400,000 shares of its common stock and cash in the amount $75,000, and can satisfy the amount due on the third anniversary of closing by delivering 400,000 shares of its common stock and cash in the amount of $125,000.

    The Registrant satisfied the remaining obligation to the buyer in the amount of $69,213.59 by agreeing to provide consulting services to the buyer relating to the Corporations and the Landfill.

    The buyer is controlled by the former general counsel for the Registrant. The Registrant decided to enter into the Agreement in order to allow the Registrant to concentrate on its Florida operations, and to raise capital to fund such operations.

Item 3.     Bankruptcy or Receivership.

     On March 5, 1999, Sales Equipment Co., Inc., Inc., a wholly-owned subsidiary of the Registrant, filed a Chapter 11 petition in the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division. Venue for the case was recently transferred to Oklahoma City, Oklahoma.

     On April 22, 1999, American Recycling & Management, Inc., a wholly-owned subsidiary of the Registrant, filed a Chapter 11 petition in the United States Bankruptcy Court for the Southern District of Florida, Miami Division.

Item 4.     Changes in Registrant's Certifying Accountant.

     Not Applicable.

Item 5.     Other Events.

     Not Applicable.

Item 6.     Resignations of Registrant's Directors.

     On May 6, 1999, Michael J. Smith as a director and president of the Registrant. Mr. Smith provided a letter of resignation which did not indicate that his resignation was as a result of any disagreement with the Registrant.

     At a board meeting on March 24, 1999, the Registrant appointed Frederick Beisser and Dennis O'Neill to fill two of the Regisrant's vacant board positions. On April 29, 1999, the Registrant's board formed audit and compensation committees, both of which consist of Frederick Beisser, Dennis O'Neill and Leon Blaser.

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Financial Statements of Businesses Acquired: Not applicable.

     (b)     Pro Forma Financial Information:  To be added by amendment.

     (c)     Exhibits:

Regulation
S-B Number                        Exhibit

10.1          Closing Agreement between Wastemasters, Inc. and
              J. Marcus Enterprises, Inc. dated March 31, 1999

Item 8.     Change in Fiscal Year.

     Not Applicable.

Item 9.     Sales of Equity Securities Pursuant to Regulation S

     Not Applicable.

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                              SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    WASTEMASTERS, INC.


Date: May 19, 1999                  By: /s/ Douglas Holsted
                                    Douglas Holsted,
                                    Chief Financial Officer